Exhibit 99.1

The PMI Group, Inc.

NEWS RELEASE

Investor and Media Contact:
Glen Corso: (925) 658-6429
Matt Nichols: (925) 658-6618

July 13, 2004

The PMI Group, Inc. Updates 2004 Financial Guidance

FOR IMMEDIATE RELEASE:

July 13, 2004, Walnut Creek, CA —— The PMI Group, Inc. (NYSE: PMI) today announced changes to its 2004 financial guidance. PMI expects the following:

•	Total incurred losses for the calendar year 2004 for its U.S. Mortgage Insurance Operations (U.S. MIO) will be between $220 million to $240 million, compared to previous 2004 financial guidance of $260 million to $280 million;

•	U.S. primary mortgage insurance in force at December 31, 2004 will increase between two and seven percent over insurance in force at December 31, 2003, compared to previous 2004 financial guidance of five to fifteen percent;

•	Net income from International Mortgage Insurance Operations will increase between $16 million and $20 million over 2003 reported results, (assuming no foreign currency exchange rate effects) compared to previous 2004 financial guidance of $8 million to $9 million;

PMI will hold a conference call to address investor and analyst questions today at 12 noon, Eastern Time. You may listen to this conference call by going to www.pmigroup.com/shareholders.

PMI believes the primary factors affecting the estimated 2004 total incurred losses for U.S. MIO include lower than anticipated new delinquency notices received, stronger than anticipated employment growth and our strengthened loss mitigation activities.

The primary factors affecting the growth of U.S. primary insurance in force include the level of mortgage interest rates, mortgage refinance activity and the volume of new insurance written, including reduced opportunities for bulk insurance writings.

The primary factors affecting the growth of net income from International Mortgage Insurance Operations include the better than anticipated level of loss and loss adjustment expense for PMI Australia and the stronger than expected contribution from PMI Europe, specifically more favorable than expected results from a 2003 first loss, credit risk transaction.

Cautionary Statement: Statements in this news release that are not historical facts or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s expectations with respect to U.S. MIO’s total incurred losses in 2004, PMI’s primary mortgage insurance in force in 2004, and International Mortgage Insurance Operations’ net income in 2004. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements.

Changes in economic conditions, including economic recessions or slowdowns, changes in consumer confidence, declining housing values, higher unemployment rates, deteriorating borrower credit, changes in interest rates, increases in refinancing activity caused by declining interest rates, competing products, or combinations of these factors, could affect PMI’s insurance in force. A decrease in persistency resulting from policy cancellations or in the demand for mortgage insurance could adversely impact PMI’s insurance in force. Changes in economic conditions also could cause the number and severity of claims on policies issued by PMI to increase and this could adversely affect U.S. MIO’s total incurred losses. The Company’s International Mortgage Insurance Operations could be adversely affected by a weakening in the demand for housing or interest rate volatility in Europe, Australia, New Zealand or Hong Kong, and/or increases in claims. Other risks and uncertainties are discussed in the Company’s SEC filings, including its Form 10-Q for the quarter ended March 31, 2004. The Company undertakes no obligation to update forward-looking statements.

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